As filed with the Securities and Exchange Commission on August 26, 2024

Registration No. 333-199441

Registration No. 333-205116

Registration No. 333-210045

Registration No. 333-217807

Registration No. 333-228151

Registration No. 333-232989

Registration No. 333-254428

Registration No. 333-272576

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-199441

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-205116

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-210045

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-217807

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-228151

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-232989

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-254428

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-272576

UNDER

THE SECURITIES ACT OF 1933

AGILE THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	23-2936302
(State or other jurisdiction of incorporation or organization)	(IRS employer identification number)

180 Park Avenue, Suite 101

Florham Park, New Jersey 07932

(Address of principal executive offices)

Agile Therapeutics, Inc. 2014 Incentive Compensation Plan, as amended

Agile Therapeutics, Inc. 2023 Equity Incentive Plan

(Full title of the Plans)

Robert Spina

Chief Executive Officer

Agile Therapeutics, Inc.

180 Park Avenue, Suite 101

Florham Park, New Jersey 07932

(973) 324-0200

(Name, address, including zip code, and telephone number, including area code. of Agent for Service)

Copies to:

Steven M. Cohen

Bryan S. Keighery

Morgan, Lewis & Bockius LLP

502 Carnegie Center

Princeton, New Jersey 08540

Telephone: (609) 919-6600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer, “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) filed by Agile Therapeutics, Inc., a Delaware corporation (the “Registrant”), deregister all shares of the Registrant’s common stock, par value $0.0001 per share (the “Shares”), that remain unissued under the following Registration Statements on Form S-8 (each, a “Registration Statement”, and collectively, the “Registration Statements”) filed by the Registrant with the U.S. Securities and Exchange Commission (the “SEC”):

•	Registration Statement on Form S-8 (No. 333-199441) (the “2014 S-8”) pertaining to the registration of an aggregate of 2,255,050 Shares, issuable under the Registrant’s 2014 Incentive Compensation Plan, which was filed with the SEC on October 17, 2014.
•	Registration Statement on Form S-8 (No. 333-205116) pertaining to the registration of an aggregate of 745,395 Shares, issuable under the Registrant’s 2014 Incentive Compensation Plan, which was filed with the SEC on June 19, 2015.
•	Registration Statement on Form S-8 (No. 333-210045) pertaining to the registration of an aggregate of 892,625 Shares, issuable under the Registrant’s 2014 Incentive Compensation Plan, which was filed with the SEC on March 9, 2016.
•	Registration Statement on Form S-8 (No. 333-217807) pertaining to the registration of an aggregate of 1,150,390 Shares, issuable under the Registrant’s 2014 Incentive Compensation Plan, which was filed with the SEC on May 9, 2017.
•	Registration Statement on Form S-8 (No. 333-228151) pertaining to the registration of an aggregate of 3,867,454 Shares, issuable under the Registrant’s Amended and Restated 2014 Incentive Compensation Plan, which was filed with the SEC on November 2, 2018.
•	Registration Statement on Form S-8 (No. 333-232989) pertaining to the registration of an aggregate of 1,375,094 Shares, issuable under the Registrant’s Amended and Restated 2014 Incentive Compensation Plan, which was filed with the SEC on August 2, 2019.
•	Registration Statement on Form S-8 (No. 333-254428) pertaining to the registration of an aggregate of 3,600,000 Shares, issuable under the Registrant’s Amended and Restated 2014 Incentive Compensation Plan, which was filed with the SEC on March 18, 2021.
•	Registration Statement on Form S-8 (No. 333-272576) pertaining to the registration of an aggregate of 178,400 Shares, issuable under the Registrant’s 2023 Equity Incentive Plan, which was filed with the SEC on June 9, 2023.

Pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated June 25, 2024, with Insud Pharma, S.L., a Spanish company (“Parent”) and Exeltis Project, Inc., a Delaware corporation and indirect, wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which, on the terms and subject to the conditions of the Merger Agreement, Merger Sub merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent. The Merger became effective on August 26, 2024.

In connection with the closing of the Merger, the offerings pursuant to the Registration Statements have been terminated. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all Shares registered under the Registration Statements but not sold under the Registration Statements.

The foregoing description of the Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is attached as Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on June 26, 2024.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Florham Park, State of New Jersey, on August 26, 2024.

Agile Therapeutics, Inc.

By:	/s/ Alfred Altomari
	Name:	Alfred Altomari
	Title:	Authorized Signatory

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.